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                                                                    EXHIBIT 12.1


              MSX INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES


               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)




                                                                                FISCAL YEAR ENDED
                                                -------------------------------------------------------------------------------
                                                  JANUARY 3,        JANUARY 2,      DECEMBER 31,    DECEMBER 30,  DECEMBER 29,
                                                     1999              2000            2000            2001           2002
                                                ---------------    -------------   -------------   -------------  -------------

Earnings before income taxes and
  fixed charges:
  Income from continuing operations
      before income taxes                       $        5,839     $     17,189    $     26,997    $      4,158       ($27,745)

  Add interest on indebtedness, net                     16,906           20,446          29,040          26,665         24,194
  Add amortization of debt expense                         510              695           1,079           1,216          1,737
  Add estimated interest factor
    for rentals                                          7,442            6,100           7,529           8,041          8,559
                                                ---------------    -------------   -------------   -------------  -------------

Earnings before income taxes and
  fixed charges                                 $       30,697     $     44,430    $     64,645    $     40,080   $      6,745
                                                ---------------    -------------   -------------   -------------  -------------



Fixed charges:
  Interest on indebtedness                      $       16,906     $     20,446    $     29,040    $     26,665   $     24,194
  Amortization of debt expense                             510              695           1,079           1,216          1,737
  Estimated interest factor for rentals                  7,442            6,100           7,529           8,041          8,559
                                                ---------------    -------------   -------------   -------------  -------------

                                                $       24,858     $     27,241    $     37,648    $     35,922   $     34,490
                                                ---------------    -------------   -------------   -------------  -------------

Ratio of earnings to fixed charges                         1.2              1.6             1.7             1.1             (a)

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(a) Earnings were insufficient to cover fixed charges by $27.7 million for the fiscal year ended December 29, 2002